EXHIBIT 10.13

December 10, 2004

CONSULTING AGREEMENT

Whereas Liikfam Holdings Inc. (hereinafter “Liikfam”) is in the business of providing strategic management and financial services, and whereas Astris Energi Inc. (hereinafter the “Company”) wishes to contract for these services in connection with the commercialization of its fuel cell technology, the parties hereto agree to the following terms:

Objective

The primary objective of the initial phase of Liikfam’s involvement will be to prepare the Company for and arrange an interim financing in the range of US $1 to $2 million to facilitate the ongoing operations of the Company and to provide it with sufficient financing to demonstrate viable small volume commercial production of its MC250 fuel cell stack. The financing would be contingent on the demonstration of initial production capability from it’s European based production facility as well as the achievement of a significant commercial partnership or meaningful production order. Thereafter, Liikfam will assist the Company with its preparation for a major institutional financing in the range of US $10 million. In so doing, Liikfam would utilize its contacts with both US and Canadian brokerage firms to encourage analyst coverage of the Company and work toward a full listing of the Company either on a Canadian or US exchange. Liikfam would also assist in the efforts to secure a strategic industry investor who in turn would assist with the financing efforts and assist in the commercialization effort.

Time Commitment

Liikfam will make available Michael Liik to provide consulting services described herein. On average, he will devote a minimum of one and one half days per week, subject to annual review.

Compensation

Liikfam will be compensated from the date hereof, for all of the foregoing consulting services at a rate of Cdn $8,333 per month plus GST payable in shares or cash at the Company’s discretion. In the event that the Company opts for share based compensation, shares would be issued quarterly at the end of each completed quarter on the same basis as all quarterly share payments are made to directors and employees. For the period commencing after the interim financing of USD $2 million, the form of payment (shares or cash) shall be at Liikfam’s discretion.

Expenses

The Company will reimburse Liikfam for all reasonable business expenses; expenses over $1000 will require prior approval. Mileage will be paid at the rate of $0.30 per km.

Termination

This agreement may be terminated by either party providing a 30 day notice in writing to the other party.

Agreed to this 10th day of December, 2004, in Mississauga by:

Astris Energi Inc.	Liikfam Holdings Inc.

“Jiri Nor”	“Michael Liik”
Per: Jiri Nor	Per: Michael Liik
President	President